Exhibit 10.1

Summary of Non-Employee Director Compensation

As of January 1, 2017

The following compensation will be provided to non-employee members of the Board of Directors (the “Board”) of Compass Minerals International, Inc. (the “Company”) pursuant to the Company’s Non-Employee Director Compensation Policy.

A.	Cash Compensation

1.	Annual Retainer. Each non-employee director will receive a $75,000 annual cash retainer for service on the Board.

2.	Committee Service Fee. In addition, each non-employee director serving as a chair or member of any of the following Board committees will receive an annual cash fee for committee service, as follows:

Committee	Chair	Members
Audit Committee	$22,500	$10,000
Compensation Committee	$15,000	$7,500
Nominating/Corporate Governance Committee	$12,500	$5,000
Environmental, Health & Safety Committee	$12,500	$5,000

3.	Lead Independent Director. In addition, the Lead Independent Director of the Board will receive an annual cash fee of $25,000 for services as Lead Independent Director.

B.	Equity Compensation. Each non-employee director will receive an equity award with an annual equity award value of $85,000 for service on the Board.